Exhibit 99.1

Coleman Cable, Inc. Announces Record Second-Quarter 2013

Results, Including Adjusted EPS of $0.47 and Adjusted EBITDA of $25.1 Million

WAUKEGAN, Ill., August 8, 2013 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced second-quarter 2013 financial results.

Highlights

•	Second-quarter 2013 Adjusted Earnings per Share (EPS) of $0.47 per diluted share, a record for the Company since becoming public in 2007.

•	Second-quarter 2013 Adjusted EBITDA of $25.1 million, a record for the Company.

•	First six-month 2013 Adjusted EPS growth of 18.3 percent versus the same period last year.

Outlook and Dividend

•	For the third quarter of 2013, the Company estimates sales between $230.0 million and $250.0 million and Adjusted EPS between $0.37 and $0.52.

•	Declared quarterly cash dividend of $0.04 per share payable on August 30, 2013, to stockholders of record as of the close of business on August 16, 2013.

Second-Quarter 2013 Results

Net sales for the second quarter of 2013 were $233.8 million compared to $231.2 million, an increase of $2.6 million, from the second quarter of 2012. Sales volume (measured in total pounds shipped, on a comparable basis) increased 3.8 percent for the second quarter of 2013 compared to the same period last year and increased 7.5 percent compared to the first quarter of 2013. The increase in net sales mainly reflects higher OEM segment sales, a greater contribution from the Company’s Engineered Solutions segment, which includes two additional months of results for Watteredge, partially offset by lower Distribution segment sales due primarily to lower copper prices, which declined 8.5 percent for the second quarter on a year-over-year basis. Second-quarter 2013 Adjusted EPS and Adjusted EBITDA were $0.47 per diluted share and $25.1 million, respectively, compared to $0.46 per diluted share and $24.1 million, respectively, for the second quarter of 2012.

President and CEO Gary Yetman stated, “Our second quarter 2013 results mark the third consecutive quarter of record Adjusted EBITDA for the respective calendar quarter, with our second quarter 2013 Adjusted EBITDA of $25.1 million representing an all-time quarterly high for Coleman. Additionally, our second quarter total volume was our highest quarterly mark since 2008 and included all-time highs within several areas of our business.

Mr. Yetman concluded, “Our recent results reflect the diversity of our business and the strength of our operating platform which have allowed us to deliver solid results despite copper price volatility and the negative impact of sequestration on our Engineered Solutions segment. Looking toward the second half of 2013, we anticipate continued modest demand growth. We also continue to closely monitor housing and commercial construction activities and believe we are well positioned to derive additional benefit from a sustained rebound in these areas. Visibility with respect to the timing and magnitude of such growth, however, remains limited and, as such, the benefits from such factors may not significantly impact our results in the second half of 2013.”

On a GAAP basis, the Company recorded earnings of $0.41 per diluted share for the second quarter of 2013 compared to $0.44 per diluted share for the second quarter last year. GAAP results for the 2013 period included restructuring charges and share-based compensation expense, while results for the 2012 period included restructuring charges, share-based compensation expense and acquisition-related costs. These items are excluded from the Company’s Adjusted EBITDA and Adjusted EPS results. Please see the discussion of Non-GAAP results below and the attached schedules for a full reconciliation of GAAP results to non-GAAP results.

Quarterly Cash Dividend

On August 6, 2013, Coleman’s board of directors declared a quarterly cash dividend of $0.04 per share payable on August 30, 2013, to stockholders of record as of the close of business on August 16, 2013. Future declarations of quarterly dividends are subject to approval of the board of directors and may be adjusted as business needs or market conditions change.

Webcast

Coleman Cable has scheduled its conference call for Friday, August 9, 2013, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, President and CEO, and Alan Bergschneider, Executive Vice President and CFO. A live broadcast of the Company’s conference call, along with accompanying visuals, will be available on-line through the Company’s Web site at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.

Non-GAAP Results

In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures in assessing our operating performance. These non-GAAP measures used by management include: (1) EBITDA, which we define as net income before net interest, income taxes, depreciation and amortization expense (“EBITDA”), (2) Adjusted EBITDA, which is our measure of EBITDA adjusted to exclude the impact of certain specifically identified items (“Adjusted EBITDA”), and (3) Adjusted earnings per share, which we calculate as diluted earnings per share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA (“Adjusted EPS”). For the periods presented in this report, the specifically identified items include restructuring charges, share-based compensation expense, and acquisition-related costs.

We believe both EBITDA and Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, are useful for investors because we use that information in evaluating the performance of our business. We use these measures in the preparation of our annual operating budgets and serve as an indicator of business performance and management’s effectiveness with specific references to these indicators. We believe both EBITDA and Adjusted EBITDA allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. The usefulness of EBITDA and Adjusted EBITDA as performance measures is limited by the fact that they both exclude the impact of interest expense, depreciation and amortization expense, and taxes. Due to these limitations, we do not, and you should not, use either EBITDA or Adjusted EBITDA as the only measures of our performance. We also use, and recommend that you consider, net income in accordance with GAAP as a measure of our performance. Finally, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA measures of other companies.

Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain significant items, the magnitude of which may vary significantly from period to period. However, we do not, and do not recommend that you solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance. Finally, other companies may define Adjusted EPS differently and, as a result, our measure of Adjusted EPS may not be directly comparable to Adjusted EPS measures of other companies.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a a leading manufacturer and innovator of electrical and electronic wire and cable products for residential and commercial construction, industrial, OEM, and consumer applications, with operations in the United States, Honduras, and Canada. The Company’s broad product offering enables it to provide its customers a single source for many of their wire and cable requirements. It manufactures the majority of its products in nine domestic production facilities and sells products to more than 8,000 active customers in a myriad of end markets. It operates three segments: Distribution, OEM, and Engineered Solutions. For more information, visit www.colemancable.com.

Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements include those made under “Outlook and Dividends” and also may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results, earnings guidance or financial performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:

•	fluctuations in the supply or price of copper and other raw materials, including PVC and fuel;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	our dependence on indebtedness and our ability to satisfy our debt obligations;

•	failure to identify, finance or integrate acquisitions;

•	product liability claims and litigation resulting from the design or manufacture of our products;

•	advancements in wireless technology;

•	impairment charges related to our goodwill and long-lived assets;

•	restructuring charges;

•	changes in the cost of labor;

•	disruption in the importation of raw materials and products from foreign-based suppliers;

•	our ability to maintain substantial levels of inventory;

•	increase in exposure to political and economic development, crises, instability, terrorism, civil strife, expropriation, and other risks of doing business in foreign markets;

•	changes in tax legislation relating to our Honduras subsidiary; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors,” in Coleman Cable’s most recent Annual Report on Form 10-K.

In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.

CCIX-G

Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables Follow

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(Thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
NET SALES	$233,798	$231,232	$456,311	$451,723
COST OF GOODS SOLD	198,159	195,249	386,374	385,070

GROSS PROFIT	35,639	35,983	69,937	66,653
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,365	15,744	32,861	31,474
INTANGIBLE ASSET AMORTIZATION	1,976	1,742	4,161	3,566
RESTRUCTURING CHARGES	151	23	369	356

OPERATING INCOME	18,147	18,474	32,546	31,257
INTEREST EXPENSE	6,887	7,023	13,812	14,045
OTHER (INCOME) LOSS	(125)	(71)	(233)	3

INCOME BEFORE INCOME TAXES	11,385	11,522	18,967	17,209
INCOME TAX EXPENSE	4,045	3,893	6,375	5,853

NET INCOME	$7,340	$7,629	$12,592	$11,356

EARNINGS PER COMMON SHARE DATA
NET INCOME PER SHARE:
Basic	$0.42	$0.44	$0.72	$0.66
Diluted	0.41	0.44	0.72	0.65
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	17,445	17,086	17,269	17,072
Diluted	17,675	17,309	17,433	17,308
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.02	$0.06	$0.02

COLEMAN CABLE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except per share data)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,408	$9,562
Accounts receivable, net of allowances of $3,013 and $3,046, respectively	134,455	125,982
Inventories	117,309	112,590
Deferred income taxes	4,789	4,271
Assets held for sale	1,072	1,074
Prepaid expenses and other current assets	10,864	4,071

Total current assets	274,897	257,550

PROPERTY, PLANT AND EQUIPMENT, NET	77,526	78,914
GOODWILL	66,450	66,535
INTANGIBLE ASSETS, NET	33,252	37,417
DEFERRED INCOME TAXES	563	329
OTHER ASSETS	8,639	8,595

TOTAL ASSETS	$461,327	$449,340

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$18,603	$35,566
Accounts payable	27,805	25,748
Accrued liabilities	33,833	38,208

Total current liabilities	80,241	99,522

LONG-TERM DEBT	293,804	288,273
OTHER LONG-TERM LIABILITIES	4,286	3,693
DEFERRED INCOME TAXES	9,670	6,687
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.001; 75,000 authorized; 18,196 and 16,998 issued and outstanding on June 30, 2013 and December 31, 2012, respectively	18	17
Treasury stock, at cost: 484 and 443 shares, respectively	(4,690)	(3,918)
Additional paid-in capital	106,496	94,470
Accumulated deficit	(27,910)	(39,371)
Accumulated other comprehensive loss	(588)	(33)

Total shareholders’ equity	73,326	51,165

TOTAL LIABILITIES AND EQUITY	$461,327	$449,340

COLEMAN CABLE, INC. AND SUBSIDIARIES

Non-GAAP Results

(Thousands, except per share data)

(unaudited)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted earnings per share, as determined in accordance with GAAP, to Adjusted EPS
Earnings per share	$0.41	$0.44	$0.72	$0.65
Restructuring charges	0.01	—	0.01	0.01
Share-based compensation expense	0.05	—	0.11	0.03
Acquisition-related costs	—	0.02	—	0.02

Adjusted diluted earnings per share	$0.47	$0.46	$0.84	$0.71

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income, as determined in accordance with GAAP, to EBITDA and Adjusted EBITDA
Net income	$7,340	$7,629	$12,592	$11,356
Interest expense	6,887	7,023	13,812	14,045
Income tax expense	4,045	3,893	6,375	5,853
Depreciation and amortization expense (a)	5,362	5,083	11,102	10,414

EBITDA	$23,634	$23,628	$43,881	$41,668

Restructuring charges	151	23	369	356
Share-based compensation expense	1,273	114	2,879	712
Acquisition-related costs	—	364	—	366

ADJUSTED EBITDA	$25,058	$24,129	$47,129	$43,102

a)	Depreciation and amortization expense shown in the above schedule excludes amortization of debt issuance costs, which are included as a component of interest expense.

For additional information regarding our non-GAAP financial measures, see “Non-GAAP Results.”

Reconciliation of Third-Quarter 2013 Earnings Guidance to GAAP

For the third quarter of 2013, the Company is currently estimating diluted Adjusted EPS to be in the range of $0.37 to $0.52 per share. On a GAAP basis, the Company is currently estimating diluted EPS to be in the range of $0.35 to $0.51 per share.

*	Rounding differences may occur for various calculated amounts.